Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Names Chief Financial Officer to Enhance Executive Team

LOVELAND, CO, May 6, 2019 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today announced the promotion of Catherine Grassman from Vice President and Chief Accounting Officer to Executive Vice President, Chief Financial Officer, with continuing responsibility for the Company's financial management functions including finance and audit, treasury, tax, accounting, capital allocation, strategic financing, information systems, and strategic advisory to the Company's Chief Executive Officer. Ms. Grassman will continue to report to Heska's Chief Executive Officer, Mr. Kevin Wilson.

"Catherine has been a cornerstone member of our team for the past couple of years, performing with excellence and distinction, most recently as our Chief Accounting Officer. In addition to her well-earned reputation and proven track record in accounting, audit, and control, Catherine has proven to be an enthusiastic leader, team builder, continual learner, and collaborative senior executive with an inspiring work ethic. Catherine has good judgement and a strong sense of purpose to underpin her extensive financial expertise and strategic mindset. This is a strong combination that inspires important trust for an important role. I couldn't be happier with our selection of Catherine to be our Chief Financial Officer."

Ms. Grassman, age 43, brings nearly 20 years of experience to the position. She was appointed Heska's Vice President and Chief Accounting Officer December 2017, having previously served as the Company's Corporate Controller since January of 2017 as a central figure within the accounting and finance leadership.  Prior to joining Heska, Ms. Grassman spent more than 15 years with PricewaterhouseCoopers, LLP as a senior manager in the audit practice, with later success as Corporate Controller of a private-equity backed company. She is licensed in Colorado as a Certified Public Accountant and possesses a Masters of Accountancy and a Bachelors of Business Administration from Stetson University.

"I'm thrilled to assume this leadership role at a winning, innovative and forward-thinking company like Heska," said Ms. Grassman. "Heska's business model is at the forefront of the industry because the people of Heska are dedicated to and passionate about 'doing well' while 'doing good' by meeting the most important needs of veterinarians, pets, and pet families. I look forward to working with the whole Heska family, our customers, and our investors as we continue on our mission to be the best at what we do."

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 85% of revenue, and Other Vaccines, Pharmaceuticals and Products ("OVP") segment, which represents approximately 15% of revenue. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.